Exhibit 99.1

4125 Hopyard Road Pleasanton, CA 94588 (925) 737-3500

FOR IMMEDIATE RELEASE

Investor Contact:
Steven Klei
Executive Vice President, Finance
Chief Financial Officer
(925) 737-3110

ProBusiness Announces Plan to Adjourn Special Meeting to March 25, 2003
and Agreement to Settle Class Action Lawsuit

Pleasanton, Calif. – March 19, 2003 – ProBusiness Services, Inc. (Nasdaq: PRBZ) today announced its plans to adjourn its Special Meeting of Stockholders scheduled for March 20, 2003. The Special Meeting will be reconvened at 10:00 a.m. PT on Tuesday, March 25, 2003 at 4125 Hopyard Road, Pleasanton, California.

ProBusiness also said that it has reached an agreement in principle to settle the action Goldine vs. Hodgson, et al filed on January 7, 2003 in the Superior Court of the State of California for the County of Alameda. The settlement is subject to court approval and other conditions. The planned adjournment is intended to provide stockholders with the opportunity to review additional information filed by ProBusiness on March 17, 2003 on Form 8-K in connection with this settlement. ProBusiness continues to believe that the allegations in the action are without merit.

To date holders of securities representing more than 50% of the voting power outstanding have indicated they will vote to approve the merger of ProBusiness with an indirect wholly owned subsidiary of Automatic Data Processing, Inc. Stockholders, however, are able to revoke or change their proxy at any time before it is voted by following the procedures described in the Proxy Statement.